Exhibit 10.10

MARINE TRANSPORTATION AGREEMENT

This MARINE TRANSPORTATION AGREEMENT (this “Agreement”) is executed, effective January 1, 2006 (the “Effective Date”), by and between Martin Operating Partnership, LP, a Delaware limited partnership (“Owner”), and Midstream Fuel Service, L.L.C., an Alabama limited liability company (“Charterer”), in order to evidence the agreement of such parties with respect to Owner’s provision of marine transportation services for Charterer’s products on board Owner’s marine vessels under the following terms and conditions.

1.           TERM.  The initial term of this Agreement shall be for one (1) year (the "Initial Term") commencing on the Effective Date and ending on the first (1st) anniversary of the Effective Date.  This Agreement will automatically renew for successive one (1) year terms (each a "Renewal Term", and together with the Initial Term, the "Term"), unless either party elects not to renew this Agreement by providing the other party with written notice of such election at least sixty (60) days prior to the expiration of the Initial Term or Renewal Term, as applicable, at which point this Agreement will automatically terminate.  Upon any such termination, this Agreement shall thereafter have no further force or effect except as to already accrued rights and obligations, which shall continue until satisfied.

2.           GENERAL TERMS.  During the Term, Charterer agrees that Owner will be the sole and exclusive provider of marine transportation services for petroleum products owned by Charterer or owned by others and in transit for sale to Charterer so long as Owner has the required equipment available.  Owner shall at all times provide sufficient and proper equipment for Charterer's performance of such transportation.  Said equipment shall be manned, equipped, supplied and operated by Owner.  Owner agrees that said equipment shall be maintained in a seaworthy, staunch, tight and suitable condition and, to the best of Owner's knowledge, in compliance with all applicable laws and regulations.  In connection with its use of any vessel, Charterer will follow Owner's normal scheduling, loading and offloading protocols established from time to time, subject to Owner's obligations set forth in this Agreement.

3.           RATE. Charterer agrees to pay Owner charter hire at the rates established on the attached Exhibit “B”, plus fuel surcharge as detailed in the attached Exhibit “A”, for each inland tug or each inland barge used hereunder.”

4.           LOAD AND DISCHARGE.  The Load Port shall be FOB Refinery Offtake in the U.S. Gulf of Mexico.  The Discharge Port shall be at the Owner's terminals located along the coast of the U.S. Gulf of Mexico and the inland waterways feeding into the U.S. Gulf of Mexico.

5.           TITLE TO PRODUCT.  Title to all product handled shall remain at all times in the name of the Charterer.  The Charterer agrees not to tender for load any product injurious to the Owner’s vessels or which product would render the vessels unfit, after cleaning, for the proper storage of similar product.

6.           INVOICING & PAYMENT.  Owner will invoice Charterer on a monthly basis.  All monthly Owner invoices to Charterer for rates and cost items will be paid by Charterer within thirty (30) days of invoice date in accordance with Owner's normal payment protocols, which will be specified in the applicable invoice.  Each monthly invoice shall be itemized to include charges by applicable vessel by day.

7.           DEMISE OF CHARTER.  The master of an applicable vessel, although appointed by and in the employ of Owner and subject to Owner's direction and control, shall observe the reasonable instructions of Charterer in connection with Charterer's transportation needs under this Agreement; PROVIDED, HOWEVER, THAT NOTHING IN THIS CLAUSE OR ELSEWHERE IN THIS AGREEMENT SHALL BE CONSTRUED AS CREATING A DEMISE OF THE APPLICABLE VESSEL TO CHARTERER OR AS VESTING CHARTERER WITH ANY CONTROL OVER THE PHYSICAL OPERATION OR NAVIGATION OF THE APPLICABLE VESSEL.

8.           OBLIGATION TO CREW AND SUPPLY THE VESSEL. The crew shall be experienced and qualified personnel.  The crew shall be the servants and employees of Owner and not Charterer.  The recruitment, supervision, discharge, and discipline of the applicable vessel’s crew and all other personnel employed by Owner shall be the sole and exclusive responsibility of Owner.

9.           OPERATION OF OWNER’S VESSELS.  Owner shall crew, maintain, operate, navigate and supply its vessels and shall pay all expenses incident to the crewing, operation and navigation of such vessels except as specifically provided to the contrary herein.  Owner shall provide all supplies, food, and items of gear required to operate its vessels.  Owner or Charter, as may be applicable, agrees to tender barges to be towed by the tugs chartered hereunder that are seaworthy and fit for towage for the voyage contemplated.  Owner shall have the right to refuse towage of any barge tendered by Charterer that Owner reasonably believes to be un-seaworthy or not fit for towage.  Owner shall also have the right, in its discretion, to limit the number of barges towed when reasonably necessary due to existing river conditions.  Owner shall be responsible for dispatching its vessels as may be required to fulfill its obligations hereunder.

10           FUEL AND OTHER CHARGES.  Charterer shall pay Owner a fuel surcharge in accordance with the attached Exhibit A.  Charterer shall pay all mooring, fleeting, switching, clearing, tug assistance, leaving lines, wharfage tolls, user taxes, or other governmental charges necessary for the towing of barges. Charterer shall pay for tug charges incurred while dropping and/or picking up barges.  If tug service is required to facilitate the safe or speedy movement of the tow or to assist the tow at locks or bridges, and such tug service for tow assistance are normally required for tows, then these charges shall be borne by Charterer.  Owner will pay all other tug charges including those required because of mechanical breakdown, crew change, accidents, or operational shortcomings of the applicable vessel.

11.           MAINTENANCE.  Owner shall be responsible for maintaining its vessels.  Charter shall allow Owner up to twenty-four (24) hours per month of down time for each vessel chartered hereunder for repairs and maintenance.

12.           POLLUTION PREVENTION.  Owner will, in the case of an escape or discharge of products or threat of escape or discharge of same from one of its vessels into the navigable waters of the United States, promptly undertake such measures as are reasonably necessary or which may be required by applicable laws, rules and regulations to mitigate the resultant pollution damage; provided, however, that Charterer may at its option, and upon notice to Owner and on the conditions hereinafter set forth, undertake such measures.  Charterer shall keep Owner advised of any such measures to be undertaken by it under such circumstances.  Any of such measures actually undertaken by Charterer shall be at Owner's expense (except to the extent that such escape or discharge was caused or contributed to by Charterer).  If Owner believes that any such measures undertaken by Charterer should not be undertaken or should be discontinued.  Owner may so notify Charterer and thereafter Charterer, if it elects to continue such measures, shall do so at its own risk and expense.

13.           INDEMNITY.  Owner covenants and agrees to fully defend, protect, indemnify and hold harmless Charterer and its affiliates from and against each and every claim, demand, cause of action, liability, damage, cost or expense (including, but not limited to, reasonable attorney's fees and expenses incurred in the defense of Charterer), resulting from any damage to property or injury or death to persons caused, directly or indirectly, by Owner's acts or omissions in connection with Owner's provision of marine transportation services hereunder, except to the extent caused, directly or indirectly, by the acts or omissions of Charterer.

Charterer covenants and agrees to fully defend, protect, indemnify and hold harmless Owner and its affiliates from and against each and every claim, demand, cause of action, liability, damage, cost or expense (including, but not limited to, reasonable attorney's fees and expenses incurred in the defense of Owner), resulting from any damage to property or injury or death to persons caused, directly or indirectly, by Charterer's acts or omissions in connection with Charterer's use of marine transportation services hereunder, except to the extent caused, directly or indirectly, by the acts or omissions of Owner.

The foregoing indemnities shall expressly exclude any liability for consequential, punitive, special or similar damages, including, without limitation, lost profits.

14.           COMPLIANCE WITH LAW. During the Term of this Agreement, Owner shall comply in all material respects with applicable laws, including, without limitation applicable environmental, health, safety and financial responsibility laws, rules and regulations, applicable to the use of the vessels for bulk crude oil or finished lubricating products transportation.

15.           INSURANCE.  Owner shall carry the following insurance coverage at its sole expense for the entire term of this agreement and extensions or renewals thereof with generally acceptable insurance companies:

1)	Hull Insurance subject to not less than the terms and conditions of the 1953 Taylor Form (REV.70) or its equivalent including S.R. &C.C. in the amount equal to the fair market value of the vessel(s).

2)
Protection & Indemnity Insurance subject to the terms and conditions of not less than the P&I SP-23 (Revised 1/56) form of policy including collision and towers Liability and Pollution Buy-Back endorsement in the amount of not less than $1,000,000.00.

3)	Pollution Insurance subject to not less than the full limits and conditions available through the Water Quality Insurance Syndicate for OPA and CERCLA coverage.

4)
Excess Liability Insurance underwritten on not less than a following form basis including excess Protection and Indemnity, Excess Tower’s, Excess Collision and Excess Pollution Insurance subject to a limit of not less than Ten Million and No/100 Dollars ($10,000,000.00) any one accident or occurrence.

Specified limits of liability may be in any combination of primary and excess coverage.  All deductibles with respect to the insurance coverage required above shall be payable by and for the account of Owner.  All Owner’s insurance policies shall be endorsed as follows:

 “It is hereby understood and agreed that Charter and/or any of its respective parent, subsidiary, affiliate and interrelated companies shall be named as additional insureds with a waiver of subrogation hereunder.”

Certificates of Insurance shall be furnished to Charterer by Owner’s brokers or underwriters promptly upon request and further, that Owner shall be obliged to furnish acceptable evidence of the continuity thereof for the duration of this agreement.

16.           CHARTERER'S REPRESENTATIVES.  Charterer's representatives may board any vessel used under this Agreement at any convenient place to observe cargo-handling operations, to inspect logs and certificates, and to confirm that Owner is fulfilling its obligations under this Agreement.

17.           DRUG & ALCOHOL ABUSE POLICY.  Owner warrants that it will maintain and enforce at all times during the Term of this Agreement a drug and alcohol abuse policy applicable to its vessels, which complies in all material respects with the minimum standards promulgated by the U.S. Coast Guard.

18.           CONDITION OF EQUIPMENT.  Owner shall, before and at commencement of each voyage by any vessel under this Agreement, exercise commercially reasonable efforts to ensure that such vessel is seaworthy and in good operating condition, properly manned, equipped and supplied for the voyage, to ensure that the pipes, pumps and coils are tight, staunch, and are in good operating condition and fit for the voyage, and to ensure that the tanks and other spaces in which product is to be carried are in good operating condition and fit for the carriage and preservation of the same.  To the extent required by applicable law, Owner will maintain at all times during the Term of this Agreement a valid and subsisting certificate or other permit issued by the U.S. Coast Guard (or other governmental bureau or department having jurisdiction) approving the applicable vessel for the transportation and carriage of inflammable liquids.

19.           DEFAULT.  Either party hereto shall have the right to terminate this Agreement in the event of a material breach by the other party of its obligations hereunder, subject to ten (10) days prior written notice of such breach given by the non-breaching party to the breaching party and the opportunity for such breaching party to cure such breach during such ten (10) day period.

20.           SUBLET.  Charterer shall not be permitted to sublet the use of any vessels to any third party.

21.           FORCE MAJEURE.  The vessels, their masters/captains and Owner shall not, unless otherwise in this Agreement expressly provided, be responsible for any loss or damage arising or resulting from: any act, default or barratry of the captain, pilots, mariners, or other servants of Owner in the navigation or management of such vessel; fire, unless caused by the personal design or neglect of Owner; collision, stranding or peril, danger or accident of navigable waters; saving or attempting to save life or property; wastage in weight or bulk, or any other loss or damage arising from inherent defect, quality or vice of the cargo; any act or omission of Charterer, Owner, any other shipper or any consignee of the cargo, their agents or representatives; insufficiency or inadequacy of marks; explosion, bursting of boilers, breakage of shafts, or any latent defect in hull, equipment or machinery; unseaworthiness of any vessel unless caused by want or due diligence on the part of Owner to make such vessel seaworthy or to have it properly manned, equipped and supplied; or from any other cause of whatsoever kind arising without the actual fault of Owner.  And neither the vessels, their masters/captains or Owner, nor the Charterer, shall, unless otherwise in this Agreement expressly provided, be responsible for any loss or damage or delay or failure in performing hereunder arising or resulting from; act of God, act of war; act of public enemies, pirates or assailing thieves; acts of terrorism; arrest or restraint of princes, rulers of people, or seizure under legal process provided bond is promptly furnished to release such vessel or cargo; strike or lockout or stoppage or restraint of labor from whatever cause, either partial or general, shortage of labor, or riot or civil commotion.

22.           ASSIGNMENT.  Neither party shall assign this Agreement without the express written consent of the other party.

23.           ENTIRE AGREEMENT.  This Agreement shall constitute the entire agreement concerning the subject hereof between the parties superseding all previous agreements, negotiations and representations made prior or contemporaneous to the date hereof.  This Agreement shall be modified or amended only by written agreement executed by both parties hereto.

24.           GOVERNING LAW.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

IN WITNESS WHEREOF, the parties have executed this Agreement effective January 1, 2006.

MARTIN OPERATING PARTNERSHIP L.P.
By: Martin Operating GP LLC, Its General Partner
By: Martin Midstream Partners L.P., Its Sole Member
By: Martin Midstream GP LLC, Its General Partner

By: /s/Ruben Martin,
Printed Name: Ruben Martin
Its: President

MIDSTREAM FUEL SERVICE, LLC
By: Martin Resource Management Corporation,
Its Sole Member

By: /s/Ruben Martin,
Printed Name: Ruben Martin
Its: President